Exhibit 99.1

Media Contact	Investor Contact
Audria Belton	Jennifer Demba
Media Relations	Investor Relations
media@synovus.com	investorrelations@synovus.com

Synovus announces earnings for the third quarter 2023
Diluted earnings per share of $0.60 vs. $1.33 in 3Q22
Adjusted diluted earnings per share of $0.84 vs. $1.34 in 3Q22

COLUMBUS, Ga., Oct. 18, 2023 - Synovus Financial Corp. (NYSE: SNV) today reported financial results for the quarter ended Sept. 30, 2023.“Our third quarter financial results reflect agility and disciplined execution amid complex market dynamics," said Synovus Chairman, CEO and President Kevin Blair. "While we navigate through this uncertain economic landscape, our primary focus remains on strengthening and growing our core client relationships and strategically positioning Synovus for future growth. This includes efforts to optimize the balance sheet as well as business mix. Our proactive measures taken in the third quarter have further derisked the company by reducing our wholesale funding ratio to 15% and elevating the CET1 ratio beyond 10%, while also streamlining ongoing expenses. We are confidently looking forward to a strong close for 2023, and we are optimistic about the return to a stronger growth orientation as we progress through 2024."

Third Quarter 2023 Highlights
•Completed the previously announced sales of $338 million of third-party consumer loans and $1.2 billion of medical office building loans as well as the sale of asset management firm GLOBALT to its management team.
•Total revenue of $550.3 million declined $31.9 million, or 5%, compared to the third quarter 2022, driven by net interest income decrease of 7%, partially offset by growth in client fee income, excluding mortgage, of 5% year-over-year.
•Pre-provision net revenue of $196.8 million declined $91.4 million, or 32%, compared to the third quarter 2022, mostly driven by increases in funding costs, losses on the aforementioned loan sales and restructuring charges related to a voluntary early retirement program.
•Period-end loans declined $673.6 million sequentially, primarily driven by the $1.2 billion medical office building loans sale.
•Total deposits increased $123.5 million sequentially, while core deposits (excluding brokered deposits) grew $431.5 million, as remixing began to slow.
•As expected, credit quality metrics continued to increase from historically low levels and included a net charge-off ratio of 0.61% (driven by the previously disclosed medical office loan sale and a shared national C&I credit), a 3 bps increase in the ACL ratio to 1.22%, and non-performing loan and asset ratios both at 0.64%.
•The preliminary CET1 ratio of 10.13% increased 27 bps sequentially as capital preservation remains the near-term priority given persistent economic uncertainty.

Third Quarter Summary

	Reported			Adjusted
(dollars in thousands)	3Q23	2Q23	3Q22	3Q23	2Q23	3Q22
Net income available to common shareholders	$87,423	$165,819	$194,753	$122,770	$169,526	$195,481
Diluted earnings per share	0.60	1.13	1.33	0.84	1.16	1.34
Total revenue	550,298	567,807	582,217	550,552	567,347	584,265
Total loans	43,679,910	44,353,537	42,571,458	N/A	N/A	N/A
Total deposits	50,203,890	50,080,392	47,697,564	N/A	N/A	N/A
Return on avg assets	0.64%	1.15%	1.39%	0.87%	1.18%	1.39%
Return on avg common equity	8.2	15.5	18.7	11.5	15.8	18.7
Return on avg tangible common equity	9.7	17.7	21.3	13.5	18.1	21.4
Net interest margin	3.11	3.20	3.47	N/A	N/A	N/A
Efficiency ratio-TE(1)(2)	64.11	53.99	50.41	55.01	52.57	49.98
NCO ratio-QTD	0.61	0.24	0.04	N/A	N/A	N/A
NPA ratio	0.64	0.59	0.32	N/A	N/A	N/A
(1) Taxable equivalent
(2) Adjusted tangible efficiency ratio

Balance Sheet

Loans*

(dollars in millions)	3Q23	2Q23	Linked Quarter Change	Linked Quarter % Change	3Q22	Year/Year Change	Year/Year % Change
Commercial & industrial	$22,781.0	$22,531.2	$249.7	1%	$21,212.5	$1,568.4	7%
Commercial real estate	12,394.9	13,293.9	(899.0)	(7)	12,288.0	106.9	1
Consumer	8,504.1	8,528.4	(24.3)	—	9,071.0	(566.9)	(6)
Total loans	$43,679.9	$44,353.5	$(673.6)	(2)%	$42,571.5	$1,108.4	3%

*Amounts may not total due to rounding

•Total loans ended the quarter at $43.68 billion, down $673.6 million sequentially, primarily driven by the $1.2 billion medical office building loans sale.
•Commercial and industrial (C&I) loans rose $249.7 million sequentially as activity in middle market commercial, Corporate and Investment Banking, and specialty lines contributed to the growth.
•CRE loans declined $899.0 million sequentially, driven by the aforementioned medical office building loans sale partially offset by draws on existing multi-family commitments and continued low levels of pay-offs.
•Consumer loans declined $24.3 million sequentially, largely a result of continued third-party contraction from sales as well as runoff somewhat offset by growth in portfolio mortgages.

Deposits*

(dollars in millions)	3Q23	2Q23	Linked Quarter Change	Linked Quarter % Change	3Q22	Year/Year Change	Year/Year % Change
Non-interest-bearing DDA	$12,395.1	$12,945.5	$(550.4)	(4)%	$15,373.7	$(2,978.6)	(19)%
Interest-bearing DDA	6,276.1	6,255.3	20.8	—	5,777.7	498.4	9
Money market	10,786.3	10,803.7	(17.4)	—	12,917.6	(2,131.3)	(16)
Savings	1,132.5	1,222.9	(90.4)	(7)	1,470.1	(337.6)	(23)
Public funds	6,885.7	7,031.4	(145.7)	(2)	5,549.7	1,336.0	24
Time deposits	6,506.4	5,291.8	1,214.6	23	2,110.9	4,395.5	208
Brokered deposits	6,221.8	6,529.8	(308.0)	(5)	4,497.8	1,724.0	38
Total deposits	$50,203.9	$50,080.4	$123.5	—%	$47,697.6	$2,506.3	5%

*Amounts may not total due to rounding

•Total deposits ended the quarter at $50.20 billion, up $123.5 million sequentially, while core deposits (excluding brokered deposits) grew $431.5 million.
◦Time deposits growth was partially offset by a decline in non-interest-bearing DDA deposits, a byproduct of cash deployment of excess funds and continued pressures from the higher rate environment, the rate of which has slowed.
•Total deposit costs increased 36 bps sequentially to 2.31% and continued to be impacted by pricing lags on core interest-bearing deposits (excluding brokered deposits) as well as the decline in non-interest-bearing DDAs.

Income Statement Summary**

(in thousands, except per share data)	3Q23	2Q23	Linked Quarter Change	Linked Quarter % Change	3Q22	Year/Year Change	Year/Year % Change
Net interest income	$443,159	$455,531	$(12,372)	(3)%	$477,919	$(34,760)	(7)%
Non-interest revenue	107,139	112,276	(5,137)	(5)	104,298	2,841	3
Non-interest expense	353,532	307,181	46,351	15	294,010	59,522	20
Provision for (reversal of) credit losses	72,572	38,881	33,691	87	25,581	46,991	184
Income before taxes	$124,194	$221,745	$(97,551)	(44)%	$262,626	$(138,432)	(53)%
Income tax expense	27,729	47,801	(20,072)	(42)	59,582	(31,853)	(53)
Net income	96,465	173,944	(77,479)	(45)	203,044	(106,579)	(52)
Less: Net income (loss) attributable to noncontrolling interest	(630)	(166)	(464)	NM	—	(630)	NM
Net income attributable to Synovus Financial Corp.	97,095	174,110	(77,015)	(44)	203,044	(105,949)	(52)
Less: Preferred stock dividends	9,672	8,291	1,381	17	8,291	1,381	17
Net income available to common shareholders	$87,423	$165,819	$(78,396)	(47)%	$194,753	$(107,330)	(55)%
Weighted average common shares outstanding, diluted	146,740	146,550	190	—%	146,418	322	—%
Diluted earnings per share	$0.60	$1.13	$(0.53)	(47)	$1.33	$(0.73)	(55)
Adjusted diluted earnings per share	0.84	1.16	(0.32)	(28)	1.34	(0.50)	(37)
Effective tax rate	22.33%	21.56%			22.69%

**    Amounts may not total due to rounding

Core Performance

•Net interest income of $443.2 million was down $12.4 million sequentially, or 3%, and fell $34.8 million, or 7%, compared to the third quarter 2022.
◦The quarter-over-quarter decline was largely driven by modest increases in deposit costs and a continued decline in non-interest-bearing DDA deposits, but at a slower pace, partially offset by modestly better asset yields.
▪Net interest margin was 3.11%, down 9 bps sequentially, impacted by the same factors mentioned above.
◦The year-over-year decline resulted primarily from higher deposit costs and negative remixing from non-interest DDA deposits somewhat offset by higher asset yields.
•Non-interest revenue fell $5.1 million, or 5%, sequentially and increased $2.8 million, or 3%, compared to the third quarter 2022. Adjusted non-interest revenue declined $4.4 million, or 4%, sequentially and increased $0.9 million, or 1%, compared to the third quarter 2022.
◦The quarter-over-quarter decrease was impacted by recent changes to the NSF/overdraft program, a soft mortgage lending market and more muted capital markets activity.
◦The year-over-year increase primarily related to higher wealth revenue and increased card fees.
•Non-interest expense increased $46.4 million, or 15%, sequentially and increased $59.5 million, or 20%, compared to the third quarter 2022. Adjusted non-interest expense increased $5.2 million, or 2%, sequentially and increased $11.8 million, or 4%, compared to the third quarter 2022.
◦The quarter-over-quarter and year-over-year increases were largely impacted by a $31.0 million loss from loan sales and $18.4 million in voluntary early retirement charges. The year-over-year increase was also affected by new business initiatives and infrastructure investments as well as higher FDIC insurance and healthcare costs.
•As expected, credit quality metrics continued to increase from historically low levels. The non-performing loan and asset ratios both moved to 0.64%; the net charge-off ratio for the quarter was 0.61%, largely driven by the medical office building loan sale and a shared national C&I credit, while total past dues were 0.13% of total loans outstanding.
•Provision for credit losses of $72.6 million increased $33.7 million sequentially and rose $47.0 million compared to the third quarter 2022.
◦Drivers of the quarter-over-quarter and year-over-year increases included higher net charge-offs and increases of 3 bps and 9 bps, respectively, in the allowance for credit losses coverage ratio (to loans), reflecting migration trends and the uncertain economic environment.

Capital Ratios

	3Q23		2Q23	3Q22
Common equity Tier 1 capital (CET1) ratio	10.13%	*	9.86%	9.52%
Tier 1 capital ratio	11.18	*	10.89	10.59
Total risk-based capital ratio	13.12	*	12.80	12.45
Tier 1 leverage ratio	9.38	*	9.23	9.04
Tangible common equity ratio	5.90		6.17	5.52
* Ratios are preliminary.

Capital

•The preliminary CET1 ratio improved 27 bps during the quarter to 10.13%, and the preliminary total risk-based capital ratio of 13.12% increased 32 bps from the previous quarter as capital preservation remains the near-term priority given persistent economic uncertainty.

Third Quarter Earnings Conference Call
Synovus will host an earnings highlights conference call at 8:30 a.m. ET on October 19, 2023. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties may listen to this conference call via simultaneous internet broadcast. For a link to the webcast, go to investor.synovus.com/event. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $59 billion in assets. Synovus provides commercial and consumer banking and a full suite of specialized products and services, including private banking, treasury management, wealth management, mortgage services, premium finance, asset-based lending, structured lending, capital markets and international banking. Synovus has 246 branches in Georgia, Alabama, South Carolina, Florida and Tennessee. Synovus is a Great Place to Work-Certified Company and is on the web at synovus.com and on Twitter, Facebook, LinkedIn and Instagram.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, among others, our expectations regarding our future operating and financial performance; expectations on our growth strategy, expense and revenue initiatives, capital management, balance sheet management, and future profitability; expectations on credit quality and performance; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Non-GAAP Financial Measures

The measures entitled adjusted non-interest revenue, non-interest expense; adjusted revenue; adjusted tangible efficiency ratio; adjusted net income available to common shareholders; adjusted diluted earnings per share; adjusted return on average assets; adjusted return on average common equity; return on average tangible common equity; adjusted return on average tangible common equity; and tangible common equity ratio are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are total non-interest revenue; total non-interest expense; total revenue; efficiency ratio-TE; net income available to common shareholders; diluted earnings per share; return on average assets; return on average common equity; and the ratio of total Synovus Financial Corp. shareholders' equity to total assets, respectively.

Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ operating results, financial strength, the performance of its business, and the strength of its capital position. However, these non-GAAP financial measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies. Adjusted non-interest revenue and adjusted revenue are measures used by management to evaluate non-interest revenue and total revenue exclusive of fair value adjustment on non-qualified deferred compensation and other items not indicative of ongoing operations that could impact period-to-period comparisons. Adjusted non-interest expense and the adjusted tangible efficiency ratio are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring controllable operating costs. Adjusted net income available to common shareholders, adjusted diluted earnings per share, adjusted return on average assets, and adjusted return on average common equity are measures used by management to evaluate operating results exclusive of items that are not indicative of ongoing operations and impact period-to-period comparisons. Return on average tangible common equity and adjusted return on average tangible common equity are measures used by management to compare Synovus’ performance with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization, thereby allowing management to evaluate the performance of the business consistently. The tangible common equity ratio is used by management to assess the strength of our capital position. The computations of these measures are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)	3Q23	2Q23	3Q22

Adjusted non-interest revenue
Total non-interest revenue	$107,139	$112,276	$104,298
Gain on sale of GLOBALT	(1,929)	—	—
Fair value adjustment on non-qualified deferred compensation	1,035	(1,598)	1,076
Adjusted non-interest revenue	$106,245	$110,678	$105,374

Adjusted non-interest expense
Total non-interest expense	$353,532	$307,181	$294,010
(Loss) gain on other loans held for sale	(30,954)	(2,360)	—
Gain (loss) on early extinguishment of debt	526	377	—
Restructuring (charges) reversals	(17,319)	110	(956)
Valuation adjustment to Visa derivative	(900)	(3,027)	—
Fair value adjustment on non-qualified deferred compensation	1,035	(1,598)	1,076
Adjusted non-interest expense	$305,920	$300,683	$294,130

Reconciliation of Non-GAAP Financial Measures, continued

(dollars in thousands)	3Q23	2Q23	3Q22
Adjusted revenue and tangible efficiency ratio
Adjusted non-interest expense	$305,920	$300,683	$294,130
Amortization of intangibles	(3,042)	(2,420)	(2,118)
Adjusted tangible non-interest expense	$302,878	$298,263	$292,012

Net interest income	$443,159	$455,531	$477,919
Total non-interest revenue	107,139	112,276	104,298
Total revenue	$550,298	$567,807	$582,217
Tax equivalent adjustment	1,148	1,138	972
Total TE revenue	551,446	568,945	583,189
Gain on sale of GLOBALT	(1,929)	—	—
Fair value adjustment on non-qualified deferred compensation	1,035	(1,598)	1,076
Adjusted revenue	$550,552	$567,347	$584,265
Efficiency ratio-TE	64.11%	53.99%	50.41%
Adjusted tangible efficiency ratio	55.01	52.57	49.98

Adjusted return on average assets
Net income	$96,465	$173,944	$203,044
Loss (gain) on other loans held for sale	30,954	2,360	—
(Gain) loss on early extinguishment of debt	(526)	(377)	—
Gain on sale of GLOBALT	(1,929)	—	—
Restructuring charges (reversals)	17,319	(110)	956
Valuation adjustment to Visa derivative	900	3,027	—
Tax effect of adjustments(1)	(11,371)	(1,193)	(228)
Adjusted net income	$131,812	$177,651	$203,772
Net income annualized	$382,714	$697,687	$805,555
Adjusted net income annualized	$522,950	$712,556	$808,443
Total average assets	$59,916,679	$60,515,077	$58,055,978
Return on average assets	0.64%	1.15%	1.39%
Adjusted return on average assets	0.87	1.18	1.39

Adjusted net income available to common shareholders and adjusted diluted earnings per share
Net income available to common shareholders	$87,423	$165,819	$194,753
Gain on sale of GLOBALT	(1,929)	—	—
Loss (gain) on other loans held for sale	30,954	2,360	—
(Gain) loss on early extinguishment of debt	(526)	(377)	—
Restructuring charges (reversals)	17,319	(110)	956
Valuation adjustment to Visa derivative	900	3,027	—
Tax effect of adjustments(1)	(11,371)	(1,193)	(228)
Adjusted net income available to common shareholders	$122,770	$169,526	$195,481
Weighted average common shares outstanding, diluted	146,740	146,550	146,418
Diluted earnings per share	$0.60	$1.13	$1.33
Adjusted diluted earnings per share	0.84	1.16	1.34

Reconciliation of Non-GAAP Financial Measures, continued

(dollars in thousands)	3Q23	2Q23	3Q22
Adjusted return on average common equity, return on average tangible common equity, and adjusted return on average tangible common equity
Net income available to common shareholders	$87,423	$165,819	$194,753
Loss (gain) on other loans held for sale	30,954	2,360	—
(Gain) loss on early extinguishment of debt	(526)	(377)	—
Gain on sale of GLOBALT	(1,929)	—	—
Restructuring charges (reversals)	17,319	(110)	956
Valuation adjustment to Visa derivative	900	3,027	—
Tax effect of adjustments(1)	(11,371)	(1,193)	(228)
Adjusted net income available to common shareholders	$122,770	$169,526	$195,481

Adjusted net income available to common shareholders annualized	$487,077	$679,967	$775,550
Amortization of intangibles, tax effected, annualized	9,131	7,344	6,401
Adjusted net income available to common shareholders excluding amortization of intangibles annualized	$496,208	$687,311	$781,951

Net income available to common shareholders annualized	$346,841	$665,098	$772,661
Amortization of intangibles, tax effected, annualized	9,131	7,344	6,401
Net income available to common shareholders excluding amortization of intangibles annualized	$355,972	$672,442	$779,062

Total average Synovus Financial Corp. shareholders' equity less preferred stock	$4,223,422	$4,303,722	$4,141,516
Average goodwill	(476,408)	(460,118)	(452,390)
Average other intangible assets, net	(59,016)	(36,738)	(30,214)
Total average Synovus Financial Corp. tangible shareholders' equity less preferred stock	$3,687,998	$3,806,866	$3,658,912
Return on average common equity	8.2%	15.5%	18.7%
Adjusted return on average common equity	11.5	15.8	18.7
Return on average tangible common equity	9.7	17.7	21.3
Adjusted return on average tangible common equity	13.5	18.1	21.4

(dollars in thousands)	September 30, 2023	December 31, 2022	September 30, 2022

Tangible common equity ratio
Total assets	$59,342,930	$59,731,378	$58,639,522
Goodwill	(479,851)	(452,390)	(452,390)
Other intangible assets, net	(49,096)	(27,124)	(29,242)
Tangible assets	$58,813,983	$59,251,864	$58,157,890

Total Synovus Financial Corp. shareholders’ equity	$4,536,958	$4,475,801	$4,229,715
Goodwill	(479,851)	(452,390)	(452,390)
Other intangible assets, net	(49,096)	(27,124)	(29,242)
Preferred Stock, no par value	(537,145)	(537,145)	(537,145)
Tangible common equity	$3,470,866	$3,459,142	$3,210,938
Total Synovus Financial Corp. shareholders’ equity to total assets ratio	7.65%	7.49%	7.21%
Tangible common equity ratio	5.90	5.84	5.52

(1) An assumed marginal tax rate of 24.3% for 3Q23 and 2Q23 and 23.8% for 3Q22 was applied.
Amounts may not total due to rounding